UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 10, 2009
THE CORPORATE EXECUTIVE BOARD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-24799	52-2056410
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1919 North Lynn Street, Arlington, Virginia	22209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(571) 303-3000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On June 10, 2009, The Corporate Executive Board Company (the “Company”) entered into a sublease agreement with Deloitte LLP (“Deloitte”) for 171,591 square feet in the Company’s headquarters facility in Arlington, Virginia. In addition, the Company recently ceased using a portion of existing leased office space at two other facilities and is attempting to sublease the unused portions. The Company expects that these actions will reduce rent expense by approximately $4 million for the six months ended December 31, 2009 and approximately $9 million in 2010. These actions advance the Company’s ongoing transition to an integrated account management model, which has reduced the future need for space in the headquarters and other existing facilities as the Company moves sales and service staff closer to members. In addition, these actions represent another step in the Company’s efforts to align operating expenses more closely with the Company’s outlook, in light of economic conditions, and to redirect resources to areas with a greater potential for future growth.
Total sublease payments, including escalations, over the noncancelable 12 year term will be approximately $100 million. The sublease agreement contains a one-time expansion right for an additional floor in the fifth year and a renewal option to extend the sublease for the remainder of the Company’s existing lease through January 2028. Deloitte will be required to pay its pro rata portion of any increases in building operating expenses and real estate taxes in excess of the 2010 base year.
The Company expects to incur a total pre-tax charge of approximately $11 million to $13 million, substantially all of which is non-cash, in the second quarter of 2009 primarily related to the impairment of leasehold improvements and furniture, fixtures and equipment at the Company’s headquarters. The Company believes existing facilities will be adequate for its current needs, and additional facilities are available for lease at advantageous terms to meet any future needs.
Item 2.06. Material Impairments.
The discussion above under Item 2.05 regarding the impairment of the Company’s leasehold improvements and furniture, fixtures, and equipment is hereby incorporated by reference in response to this Item 2.06.
Forward-Looking Statements. This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based on management’s beliefs, current expectations, and information currently available to management. Forward-looking statements in this report include those concerning the expected amount of the reduction in the Company’s future rent expense, the expected amount of the non-cash impairment charge, and our beliefs about the adequacy of our existing facilities and the availability of any need for future facilities. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our ability to sublease the unused office space, future volatility in the real estate market, additional changes in our needs for office space and general economic conditions. Additional factors that could cause future results to differ materially from those described in the forward-looking statements can be found in the Company’s reports filed with the Securities and Exchange Commission, especially on Forms 10-K/A, 10-Q and 8-K. The Company undertakes no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Corporate Executive Board Company (Registrant)
Date: June 16, 2009
	By:	/s/ Richard S. Lindahl
Richard S. Lindahl
Chief Financial Officer